LifeIslandsHealth signs letter of intent with PrimeCare Systems to develop IT infrastructure

LifeIslandsHeath to use PrimeCare’s proprietary technology for prevention, primary care, and patient advocacy

FOR IMMEDIATE RELEASE

Newport News, VA — March 29, 2011— PrimeCare Systems, Inc., (OTCQB:PCYS) announced today that LifeIslandsHealth (LIH) has signed a non-binding letter of intent (LOI) with PrimeCare Systems, Inc., to adapt and develop PrimeCare’s proprietary technology to support the Life Islands concept of assisted, self-managed personal wellness.  LIH’s goals are to combine existing and new technologies into novel comprehensive health and medical assessment platforms, to create new technology for performing physical health measurements and to utilize these technologies to engage people in health self awareness and management.  PrimeCare has already developed prototype applications that have proved effective and efficient in real-life clinical settings as used by LIH.  This LOI is a step in creating a more firmly structured and formal relationship between PrimeCare Systems, and LifeIslandsHealth.  The formal relationship arrangement is expected to be completed within a matter of weeks.

About PrimeCare Systems, Inc.:

PrimeCare Systems, Inc, has its corporate, technical and administrative offices in Newport News, Virginia. Incorporated originally as a private company, and traded publically since January, 2008, PrimeCare Systems, Inc., has developed, owns, maintains, updates, expands and markets the PrimeCare Patient Management System, Version Ten, (the Version Ten System) and several related Internet sites that use various sections of the Version Ten System. For more information about the company, visit the corporate web site at http://www.pcare.com. The Version Ten System is marketed in South America by Telemédica SLR, a company based in Argentina. Telemédica is the exclusive marketing agent for the Version Nine System within the free trade association known as Mercosur, whose members are Argentina, Brazil, Chile, Paraguay and Uruguay.

About LifeIslandsHealth

LifeIslandsHealth is a newly-created organization that seeks to provide on-going hands-on, personalized wellness evaluation and monitoring for adults using a membership type of structure.  The LifeIslandsHealth concept blends interactive participation by members with sensor technology to create health profiles and wellness recommendations for each member.  The member’s interactive Life Islands session is intended to be a simultaneously educational, enjoyable, and beneficial experience for the member.

A Safe Harbor Statement:

The statements that are not historical facts contained in this release are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, and PrimeCare Systems, Inc., intends that such forward-looking statements be subject to the safe harbors created thereby. These forward-looking statements include predictions, estimates and other statements that involve a number of risks and uncertainties any, or all, of which could cause actual results to differ materially from any future performance suggested herein. While this outlook represents the current judgement of PrimeCare Systems, Inc., on the future direction of the business, such risks and uncertainties may individually, or mutually, impact the matters herein described, including but not limited to product acceptance, economic, competitive, governmental, results of litigation, technological and/or other factors, which are outside the control of PrimeCare Systems, Inc., as well as those risks and uncertainties detailed in the Company's Security and Exchange Commission filings.